EXHIBIT 10.2

PHILLIPS-VAN HEUSEN CORPORATION

2006 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

NOTICE OF RESTRICTED STOCK UNIT AWARD

Phillips-Van Heusen Corporation (the “Company”) grants to the Grantee named below, in accordance with the terms of the Phillips-Van Heusen Corporation 2006 Stock Incentive Plan (the “Plan”) and this restricted stock unit agreement (this “Agreement”), the number of restricted stock units (the “Restricted Stock Units” or the “Award”) provided as follows:

GRANTEE	Allen Sirkin

RESTRICTED STOCK UNITS GRANTED	13,510

DATE OF GRANT	July 1, 2008

VESTING SCHEDULE	Restricted Stock Units will vest in two installments on the following dates, subject to the Grantee being employed by the Company on each such date:

	Vesting Date	Restricted Stock Units Vesting

	July 1, 2011	6,755

	July 1, 2012	6,755

AGREEMENT

1.               Grant of Award.  The Company hereby grants to the Grantee the Restricted Stock Units, subject to the terms, definitions and provisions of the Plan and this Agreement.  All terms, provisions, and conditions applicable to the Restricted Stock Units set forth in the Plan and not set forth herein are incorporated by reference.  To the extent any provision hereof is inconsistent with a provision of the Plan the provisions of the Plan will govern.  All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.               Vesting and Settlement of Award.

a.               Right to Award.  This Award shall vest in accordance with the vesting schedule set forth above (the “Vesting Schedule”) and with the applicable provisions of the Plan and this Agreement.

b.              Settlement of Award.  The vested portion of this Award shall be settled as soon as practicable following the vesting date set forth in the Vesting Schedule, but in no event later than March 15 of the year following the year in which the Award vests; provided, however, that if the Grantee shall be or become eligible for Retirement at any time following the date of grant (as set forth above) and prior to the vesting date(s) set forth in the Vesting Schedule, then upon the vesting of any portion of this Award, the vested portion shall be settled on the fifth business day following the applicable vesting date in the Vesting Schedule or as soon as practicable after such fifth business day, but in no event later than December 31st of the calendar year in which such fifth business day occurs.  Notwithstanding anything in the foregoing to the contrary, the Award may vest and be payable upon termination of employment as provided in Paragraph 3.

The Company may require the Grantee to furnish or execute such documents as the Company shall reasonably deem necessary (i) to evidence such settlement and (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, the Exchange Act, Section 409A of the Code or any Applicable Laws.

c.               Method of Settlement.  The Company shall deliver to the Grantee one Share for each vested Restricted Stock Unit, less any Shares withheld in accordance with Paragraph 2(e) of this Agreement.  Share certificates shall be issued in the name of the Grantee (or of the person or persons to whom such Restricted Stock Units were transferred in accordance with Paragraph 4 of this Agreement).

d.              Dividend Equivalents.  If a cash Dividend is declared on the Shares, the Grantee shall be credited with a Dividend Equivalent in an amount of cash equal to the number of Restricted Stock Units held by the Grantee as of the dividend record date, multiplied by the amount of the cash dividend paid per Share.  Such Dividend Equivalent shall be paid if and when the underlying Restricted Stock Units are settled.  If a Share Dividend is declared on the Shares, the Grantee shall be credited with a Dividend Equivalent in an amount of Shares equal to the number of Restricted Stock Units held by the Grantee as of the dividend record date, multiplied by the amount of the Share dividend distributed per Share.  Such Dividend Equivalent shall be settled if and when the underlying Restricted Stock Units are settled, rounded down to the nearest whole share.  Dividend Equivalents shall not accrue interest prior to the date of payment or settlement, as applicable.

e.               Taxes.  Pursuant to Section 14 of the Plan, the Company shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Award.  The Company may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. To the extent permitted by the Committee, the Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory tax withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact).  Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

3.               Termination of Employment.  In the event (i) the Grantee’s employment with the Company and its Subsidiaries is terminated prior to the vesting date(s) set forth in the Vesting Schedule due to the Grantee’s Retirement or (ii) of the Grantee’s death, the Award shall become 100% vested on the date of such termination of employment or death and shall be settled on (x) the fifth business day after the Grantee’s separation from service by reason of Retirement or (y) the 31st day following the date of the Grantee’s death, as the case may be, or as soon as practicable after such fifth business day or 31st day, as applicable, but in no event later than December 31st of the calendar year in which such fifth business day or 31st day occurs; provided, however, that this Award shall be forfeited immediately if the Grantee retires prior to the date of the annual meeting of stockholders of the Company to be held in calendar year 2011.

When the Grantee’s employment with the Company and its Subsidiaries terminates (except when due to Retirement or death), this Award shall be forfeited immediately with respect to the number of Restricted Stock Units for which the Award is not yet vested.  If the Grantee dies after termination of employment, but before the settlement of the Award, all or part of this Award may be settled by payment to the personal representative of the Grantee or by any person who has acquired this Award directly from the Grantee but only to the extent that the Award was vested upon termination of the Grantee’s employment.

4.               Transferability of Award.

The Award may not be transferred, pledged, assigned, or otherwise disposed of, except (i) by will or the laws of descent and distribution or (ii) for no consideration, subject to such rules and conditions as may be established by the Committee, to a member or members of the Grantee’s Immediate Family.  For purposes of this Award Agreement, the Grantee’s “Immediate Family” means the Grantee’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, former spouse, siblings, nieces, nephews, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships or any person sharing the Grantee’s household (other than a tenant or employee).

5.               Miscellaneous Provisions.

a.               Rights as a Stockholder.  Neither the Grantee nor the Grantee’s representative shall have any rights as a stockholder with respect to any Shares subject to this Award, except as provided in Paragraph 2(d), until the Award has vested and Share certificates, if any, have been issued to the Grantee, transferee or representative, as the case may be.

b.              Regulatory Compliance and Listing.  The issuance or delivery of any certificates representing Shares issuable pursuant to this Agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the federal or state securities laws, any applicable listing requirements of the New York Stock Exchange, and any applicable requirements under any other Applicable Law, and the Company shall not be obligated to deliver any such Shares to the Grantee if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority or the New York Stock Exchange, or the Grantee shall not yet have complied fully with the provisions of Paragraph 2(e) hereof.  The Company shall not be liable to the Grantee for any damages relating to any delays in issuing the certificates to the Grantee, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or the certificates themselves.

c.               Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

d.              Modification or Amendment.  This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 16 and Section 18(b) of the Plan may be made without such written agreement.

e.               Severability.  In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

f.                 References to Plan.  All references to the Plan shall be deemed references to the Plan as may be amended.

g.              Headings.  The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Award for construction or interpretation.

h.              Interpretation.  Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting.  The resolution of such dispute by the Board or the Committee shall be final and binding on all persons.

i.                  Section 409A of the Code.  The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder by the U.S. Department of the Treasury or the Internal Revenue Service.  To the extent the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, then notwithstanding the timing of payment provided in any other Paragraph of this Agreement, no payment under this Agreement that constitutes a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise be payable during the six-month period after separation from service, shall be made during such six-month period, and any such payment shall instead be paid on the first business day after such six-month period.

j.                  Signature in Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

PHILLIPS-VAN HEUSEN CORPORATION

By:	/s/ Mark D. Fischer
Name:	Mark D. Fischer,
Title:	Senior Vice President

The Grantee represents that he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof.  The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement.  The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

Dated:	July 1, 2008	Signed:	/s/ Allen Sirkin
Allen Sirkin